UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 15

            Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or
     Suspension of Duty to File Reports under Sections 13 and 15(d)
                    of the Securities Exchange Act of 1934
                        Commission File Number: 0-11631


                              Juno Lighting, Inc.
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             (Exact name of registrant as specified in its charter)


                               1300 S. Wolf Road
                                 P.O. Box 5065
                        Des Plaines, Illinois 60017-5065
                                 (847) 827-9880
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       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                    Common Stock, par value $0.001 per share
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            (Title of each class of securities covered by this Form)

                                      None
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      (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)        [X]          Rule 12h-3(b)(1)(i)        [X]
Rule 12g-4(a)(1)(ii)       [ ]          Rule 12h-3(b)(1)(ii)       [ ]
Rule 12g-4(a)(2)(i)        [ ]          Rule 12h-3(b)(2)(i)        [ ]
Rule 12g-4(a)(2)(ii)       [ ]          Rule 12h-3(b)(2)(ii)       [ ]
                                        Rule 15d-6                 [ ]

         Approximate number of U.S. holders of record as of the certification
or notice date:   1
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         Pursuant to the requirements of the Securities Exchange Act of 1934,
Juno Lighting, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                       Juno Lighting, Inc.


Date: August 24, 2005                  By:  /s/ George Bilek
                                            ------------------------------------
                                            Name:  George Bilek
                                            Title: Executive Vice President and
                                                   Chief Financial Officer